UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                           Washington DC  20549


                                 FORM 8K

                              CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 09, 1998



                      Big Sky Transportation Company
          (Exact name of registrant as specified in its charter)



          MONTANA                  1-7991              81-0387503
     (State or other               (Commission         (IRS Employer
     jurisdiction                  file number)        identification
     of incorporation)                                 number)


          1601 Aviation Place, Billings MT             59105
     (Address of principal executive offices)          (Zip code)


Registrant's telephone number, including area code     (406) 245-9449

(Former name or former address, if changed since last report)

Item 1.   Not Applicable

Item 2.   Not Applicable

Item 3.   Not Applicable

Item 4.   Not Applicable

Item 5.   Other Events

BIG SKY AIRLINES ANNOUNCES EXPANSION OF ESSENTIAL AIR SERVICE TO
SOUTH-CENTRAL UNITED STATES COMMUNITIES

Billings, MT--Big Sky Airlines ("Big Sky"), a regional passenger airline with principal place of business in Billings, MT has been selected by the U.S. Department of Transportation ("DOT") to provide Essential Air Service ("EAS") operations in the south-central United States. The DOT selection order was docketed on October 8, 1998. The selection order provides that Big Sky shall take over EAS operations to eight communities in three states:
Texas, Arkansas, and Oklahoma. Big Sky is to serve as an emergency replacement carrier for Aspen Mountain Air, which has been providing these services.

The communities to be served in Arkansas are Hot Springs, Mountain Home, Jonesboro, Harrison, and El Dorado; in Texas, Brownwood; and in Oklahoma, Enid and Ponca City. Service hubs will be Dallas, TX and St. Louis, MO. Services will be phased in by Big Sky over the next sixty days. Aspen Mountain Air is required by the DOT to continue providing service to the affected communities until Big Sky's services begin.

Big Sky projects that by December 1, 1998, it will be operating a fleet of thirteen Metroliner III Aircraft to twenty-four communities in seven states. Big Sky's employment will increase from 105 to approximately 185 persons.
Ten of the new employees to be hired are expected to be stationed in Billings, MT, increasing Big Sky's Montana based personnel to approximately 115 persons. Big Sky hopes to employ displaced personnel from Aspen Mountain Air to fill positions needed for operations in the south-central United States. Under the selection order Big Sky Airlines shall receive an annual subsidy of $6.3 million for the new services through November, 1999.

Big Sky recently celebrated its 20th Anniversary of providing scheduled passenger air services as a regional carrier.


Item 6.   Not Applicable

Item 7.   Not Applicable

Item 8.   Not Applicable

                                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                        BIG SKY TRANSPORTATION CO.
                                        d.b.a BIG SKY AIRLINES

                                        By:/s/ Kim Champney
                                              Kim Champney
                                              President
Dated:  October 9, 1998